Exhibit 33.2

Management’s Assertion on Compliance with Regulation AB
(Wells Fargo Bank, National Association)

ASSESSMENT OF COMPLIANCE WITH THE APPLICABLE SERVICING CRITERIA

The management (“Management”) of the Corporate Trust Services division of Wells Fargo Bank, National Association (the “Company”) is responsible for assessing the Company’s compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB promulgated by the Securities and Exchange Commission.  Management has determined that the servicing criteria are applicable in regards to the servicing platform for the period as follows:

Period:  As of and for the twelve months ended March 31, 2015 (the “Period”).

Platform:  The platform consists of  asset-backed securities (“ABS”) transactions for which the Company provides trustee and/or paying agent services and for which (a) (i) some or all of the offered securities for such ABS transactions were publicly offered pursuant to a registration statement delivered under the Securities Act of 1933, as amended, or (ii) the offered securities for such ABS transactions were privately issued pursuant to an exemption from registration, and the Company either has an obligation under the transaction agreements or was requested by the sponsor or depositor to deliver an assessment of compliance with the applicable servicing criteria under Item 1122(d) of Regulation AB, and (b) the issuing entity has a fiscal year that ends on March 31 (the “March ABS Platform”).  Appendix A identifies the individual transaction defined by Management as constituting the March ABS Platform for the Period.

Applicable Servicing Criteria:  All servicing criteria set forth in Item 1122(d), to the extent required in the related transaction agreements, in regards to the activities performed by the Company, except for the following servicing criteria: 1122(d)(1)(i), 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(2)(i), 1122(d)(2)(iii), 1122(d)(2)(vi), 1122(d)(2)(vii), 1122(d)(3)(i) and 1122(d)(4)(i) – 1122(d)(4)(xv), which Management has determined are not applicable to the activities the Company performed  with respect to the March ABS Platform for the Period; provided however that, with respect to the March ABS Platform, servicing criterion 1122(d)(3)(ii) is applicable only as it relates to remittances to investors (the “Applicable Servicing Criteria”).

With respect to the March ABS Platform and the Period, Management provides the following assessment of the Company’s compliance with respect to the Applicable Servicing Criteria:

1.  Management is responsible for assessing the Company’s compliance with the Applicable Servicing Criteria.

2.  Management has assessed the Company’s compliance with the Applicable Servicing Criteria.  In performing this assessment, Management used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB.

3.  With respect to applicable servicing criterion 1122(d)(1)(ii), Management has determined that there were no activities performed during the Period with respect to the March ABS Platform, because there were no occurrences of events that would require the Company to perform such activities.

4.  Based on such assessment for the Period, the Company has complied, in all material respects with the Applicable Servicing Criteria.
KPMG LLP, an independent registered public accounting firm, has issued an attestation report with respect to Management’s assessment of the Company’s compliance with the Applicable Servicing Criteria for the Period.

                                           WELLS FARGO BANK, National Association

                                           By: /s/ Bruce Wandersee

                                           Bruce Wandersee

                                           Title:     Senior Vice President

                                           Dated:  June 10, 2015